CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-K of our independent auditor’s report dated May 9, 2023, with respect to the audited balance sheets of EvolveX Equity Fund, LLC. as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2022 and the period from June 9, 2021 to December 31, 2021, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

May 11, 2023